DIT VENTURES, INC.

Financial Statements and Supplementary Information

September 30, 2000

DIT VENTUERS, INC.

Financial Statements and Supplementary Information

September 30, 2000

Table of Contents

Independent Auditor's Report

Financial Statements

Balance Sheet

Statement of Income

Statement of Stockholders' Equity

Statement of Cash Flows

Note to Financial Statements

Independent Auditor's Report on Supplementary Information

Supplementary Information

Supplementary Schedule- Operating Expenses

Independent Auditor's Report

To the Board of Directors and Stockholders of

DIT Ventures, Inc.

We have audited the accompanying balance sheet of DIT Ventures, Inc., a Nevada corporation, as of September 30, 2000 and the related statement of income, stockholders' equity, and cash flows for the quarter then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DIT Ventures, Inc., as of September 30, 2000 and the results of its operations and its cash flows for the quarter then ended in conformity with generally accepted accounting principles.

/s/ Edward C. Lee

Edward C. Lee

Certified Public Accountant

El Monte, California, U.S.A.

October 27, 2000

DIT VENTURES, INC.

Balance Sheet

Sept. 30, 2000

<table>

<tr>
	Sept. 30, 2000	Pr Form Sept. 30, 2000 (Unaudited, Note 11-13)
ASSETS
CURRENT ASSETS
Cash & cash equivalent (Note 2)	$ 125,761	$ 125,762
Accounts receivable-net	2,250	2,250
Prepaid expenses and other (Note-3)	16,154	17,088
TOTAL CURRENT ASSETS	$ 144,165	$ 145,100
PROPERTY AND EQUIPMENT-NET (Note-4)	73,460	73,460
OTHER ASSETS
Security deposit	7,500	7,501
TOTAL ASSETS	$ 225,125	$ 226,061

</table>

The accompanying notes are an integral part of the financial statements.

DIT VENTURES, INC.

Balance Sheet

Sept. 30, 2000

<table>

<tr>

	Sept.30, 2000	Pro Forma Sept.30, 2000 (Unaudited, Notes 11-13)
LIABILITIES & EQUITY
CURRENT LIABILITIES

Notes payable - Current (Note-5)	$ 160,000	$ 180,000
Credit card-American Express	4,642	4,642
P/R tax & withholding payable	12,711	12,711
Accrued expenses (Note-6)	2,052	13,513

TOTAL CURRENT LIABILITIES	$ 179,405	$ 210,866

NONCURRENT LIABILITIES

STOCKHOLDERS' EQUITY (Note 7)	-	-
Stock authorized: 70,000000 Common 30,000,000 Preferred	-	-
Stock issued: 4,300,000 common @ $0.001 par value 11,800,000 common on Pro Forma basis @ $0.001 par value	4,300	11,800
Additional paid-in capital On Pro Forma basis (11,800,000 common @ $0.001 par value), additional paid-in capital was reduced from $174,800 to $136,775.	174,800	136,775
Accumulated deficit	(133,380)	(133,380)
Stockholders' equity - Net	45,720	15,195

TOTAL LIABILITIES & EQUITY	$ 225,125	$ 226,061

</table>

The accompanying notes are an integral part of the financial statements.

DIT VENTURES, INC.

Statement of Income

For the Quarter Ended Sept. 30, 2000

<table>

<th>
	Sept. 30, 2000	Pro Forma Sept.30, 2000 (Unaudited, Note11-13)
Revenue (Note-8)	$ 2,697	$ 2,697
Cost of revenue
Web site development cost	62,583	62,583
Marketing cost	11,200	11,200
Gross profit	71,086	71,086

Operating expenses
Marketing expenses	669	669
General and administrative expenses	60,323	74,388
Operating income/ (loss)	(132,078)	(146,143)

Other expense & loss
Interest expense	(1,302)	(1,502)

Income / (loss) before taxes	(133,380)	(147,645)

Provision for taxes (Note-9)	-	-

Net loss	$ (133,380)	$ (147,645)

Loss per share	$ (0.03)	$ (0.01)

</table>

The accompanying notes are an integral part of the financial statements.

DIT VENTURES, INC.

Statement of Stockholders' Equity

Sept. 30, 2000

<table>

<tr>

Common Stock	Accumulated
	Share	Value	Deficit	Total

Balance
July 1, 2000	4,100,000	$ 4,100
Sept. 30, 2000	200,000	200		4,300
Additional paid in capital		174,800		174,800
Net income for the quarter	___ 0	0	$ (133,380)	(133,380)

Balance
Sept. 30, 2000	4,300,000	$ 179,100	($ 133,380)	$ 45,720

</table>

The accompanying notes are an integral part of the financial statements.

DIT VENTURES, INC.

Statement of Cash Flows

For the Quarter Ended September 30, 2000

<table>

<tr>
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the period	$ (133,380)
Adjustments to reconcile net income to net cash
Cash provided by (used for) changes in assets and liabilities
Accounts receivable	(2,250)
Prepaid advertising	(10,833)
Prepaid rent	(2,815)
Prepaid legal service	(506)
Prepaid purchase-Domain names	(2,000)
Credit card- American Express	4,643
P/R tax &withholding payable	12,710
Accrued expenses & interest	2,052

NET CASH USED FOR OPERATING ACTIVITIES	(152,379)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets	(73,460)
Security deposits	(7,500)

NET CASH USED FOR INVESTING ACTIVITIES	(80,960)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds of issuance of common stock	179,100
Notes payable - Current	160,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	339,100

NET INCREASE (DECREASE) IN CASH	125,761

Cash and cash equivalents, beginning of period	$ -

Cash and cash equivalents, end of period	$ 125,761

Supplementary disclosure of cash flow information:

Cash paid: Interest expense	$ -
Income taxes	$ -

</table>

The accompanying notes are an integral part of the financial statements.

DIT VENTURES, INC.

Notes to Financial Statements

30-Sep-00

Note-1 Organization and Summary Significant Accounting Policies

Organization and Purpose

MEDLA888.COM was incorporated on June 1, 2000 in the state of Nevada and authorized to do intrastate business in the state of California on June 13, 2000. On August 14, 2000, the name of the corporation was changed to DIT Ventures, Inc. DIT Ventures, Inc. is mainly engaged in the business of website design & hosting, financial information translating, and the network link of business to business and business to consumers. On September 28, 2000, the company entered into a merger agreement with Paramount Casino Corporation, a corporation incorporated in the state of Michigan. This agreement and plan of merger was effective on October 15, 2000.

Significant Accounting Policies

The company uses the accrual method of accounting for financial reporting and income tax purpose by which assets and liabilities are recorded and revenues and expenses are recognized in the period in which they are earned and incurred.

A. Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

B. Income Taxes

In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. SFAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The accompanying notes are an integral part of the financial statements.

C. Revenue Recognition and SAB 101 Impact

Revenue generating agreements are on a fee for service basis. The services provided are approved once payment has been received. Completion of services on our active site Mybiz888 takes less than 7 days to complete. So, revenue is immediately recognized.

Revenue Recognition

Quote888

Online transaction revenues will be derived primarily from subscription fees, banner ads, licencing fees, and news dissemination fees. All of these revenue streams will be recognized when paid as the services for which payment has been received have either been performed or will be performed shortly (monthly subscription dues are paid one month in advance).

Barter Revenue

To date, advertising revenue, which includes barter advertising, has accounted for less than 1% of the company's revenue. The company will record barter revenue only to the extent that specific objective evidence existed demonstrating the fair value of benefits given and received. As a result, most barter transactions will be judged to have no value or associated revenue.

Provisions for doubtful accounts and authorized credits to sellers are provided at the time of revenue recognition based upon the company's historical experience.

The company has reviewed Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," and its effect on the recognition of listing and featured item fee revenue. The company believes the effect of SAB 101 on historical fee revenue is insignificant, DIT Ventures, Inc. has adopted the provision for licencing fee revenue. As such, future licences fee revenue, if any, in Quote888 will be recognized ratably over the period of the licencing agreement.

Note-2 Cash and Cash Equivalents

<table>

<tr>

Cash on hand	$ 2,261
United National Bank #3026469 (Business Checking)	123,500
Total	$ 125,761
=========

</table>

The accompanying notes are an integral part of the financial statements.

Note-3 Prepaid Expenses and Other

<table>

<tr>

Prepaid advertising - Yahoo	$ 10,833
Prepaid rent	2,815
Prepaid legal service	506
Prepaid purchase - Domain names	2,000
$ 16,154

</table>

Note-4 Property and Equipment

Property and equipment additions are recorded at cost. Maintenance, repairs, and renewals are expensed, and additions and improvements are capitalized. Depreciation is computed using straight-line methods over the estimated useful lives of asset ranging from 5-7 years.

<table>

<tr>

Furniture & fixture	$ 11,954
Computer - PC's	17,161
Computer - Servers	37,320
Office equipment	1,052
Computer software	7,903
Less accumulated depreciation and amortization	(1,930)
Total fixed asset - Net	$ 73,460

</table>

Note-5 Notes Payable

<table>

<tr>

Loan from Richard Manley-A	$ 20,000
Loan from WGN Enterprises, Ltd.-B	140,000
$ 160,000

</table>

A.This loan was executed on July 12, 2000 with maturity date June 30, 2001. Interest rate is stated at 8% per annum, compounded monthly.

B.This loan was executed on August 30, 2000 with maturity date June 30, 2001. Interest rate is stated at 8% per annum, compounded monthly.

Upon maturity, the above two creditors have the right, at their options, require the company to convert all of the unpaid principal balance and accrued interest into shares of the common stock of the company at a deemed price per share of $0.875. In the event of prepayment, the conversion amount is up to $20,000 for creditor A and $40,000 for creditor B.

The accompanying notes are an integral part of the financial statements.

Note-6 Accrued Expenses

<table>

<tr>
Pac Bell Wireless	$ 66
Chinese Yellow Page	600
Primus Telecommunications	63
Sparkletts - drinking water	21
Accrued interest expenses	1,302
$

</table>

Note-7 Ownership

The company has only one class of common stock and authorized to issue 100,000,000 shares. As of September 30, 2000, total outstanding shares are 4,300,000.

<table>

<tr>
Name of stockholder	# of shares owned	% of ownership

Kenneth Yeh	3,175,000	73.84%
Qingkuang Yang	205,000	4.77%
Kylie Chan	275,000	6.40%
Eric Lo	205,000	4.77%
Amitesh Damudar	240,000	5.58%
Barrington Simon	200,000	4.65%
	4,300,000	100.00%
	============	===========

</table>

Note-8 Cost of Revenue and Website Development Cost

<table>

<tr>
Website development cost
Internet fees-T1	$ 8,970
Salaries & wages	46,985
Payroll taxes	4,698
Depreciation	1,930
Website development cost-Total	62,583
Marketing costs	11,200
$ 73,783
=========

</table>

The accompanying notes are an integral part of the financial statements.

Website Development Costs

Computer software costs that are incurred in the preliminary project stage (all costs to date) have been expensed as incurred. In future years once an application reaches the development state, internal and external costs will be capitalized. Such costs include but are not limited to external direct costs and services, payroll and payroll related costs, and interest costs incurred while developing internal use software. All capitalize costs will be amortized on a straight-line basis.

Note-9 Provision for Income Tax

No income tax provision is recorded for the period end.

According to R&TC Secs. 23153 & 23221 and AB10(CH.99-64), new C corporations formed on or after January 1, 2000, are exempt from the minimum franchise tax during the first two years of business. These corporations are exempt from the minimum franchise tax prepayment to the Secretary of State (SOS) and from the second year's minimum franchise tax, which is paid as the first estimated tax payment.

There are no material disclosures required under SFAS 109 (see Note-1).

Note-10 Lease Commitment

The company lease its office space under one noncancelable operating lease. The commencement date is June 1, 2000 and expired on May 31, 2002. future minimum lease payments are as follows:

<table>

<tr>
30-Sep-01	$ 33,777
31-May-02	14,074
Total minimum lease payments	$ 47,851

</table>

Note-11 Pro Forma Basis of Presentation

The pro forma information presented has been prepared for inclusion in a Registration Statement on Form 10-SB to be filed by DIT Ventures, Inc., formerly Paramount Casino Corporation ("Paramount"), with the United States Securities and Exchange Commission. On September 28, 2000, Paramount entered into an agreement and plan of merger to acquire all of the issued and outstanding shares of DIT Ventures, Inc. ("DIT") in exchange for 4,300,000 common shares of Paramount (the "Agreement").

The accompanying notes are an integral part of the financial statements.

Certain of Paramount's significant shareholders also entered into an agreement with the shareholders of DIT to sell a total of 6,119,500 common shares of Paramount held by them to the shareholders of DIT. Completion of these transactions occurred on October 15, 2000 and Paramount changed its name to DIT Ventures, Inc. As the shareholders of DIT obtained control of Paramount on completion of these transactions, the Agreement will be accounted for as a capital transaction, effectively as if DIT had issued shares to acquire Paramount, followed by a recapitalization. Under recapitalization accounting, the historical assets, liabilities, revenues and expenses will be those of DIT, with Paramount's assets, liabilities, revenues and expenses consolidated effective October 15, 2000. The pro forma consolidated financial information gives effect to completion of the Agreement and the assumptions described in note 12 and include:

(a) a pro forma balance sheet prepared from the balance sheets of Paramount and DIT as at September 30, 2000, which gives pro forma effect to the Agreement and the assumptions described in note 12, if the Agreement was completed on September 30, 2000.

This pro forma information is not necessarily indicative of the consolidated financial position or results of operations that would have resulted if the transactions described above had occurred on the dates indicated, or of the future operating results of Paramount subsequent to completion of the Agreement.

Note-12 Pro Forma Assumptions

The pro forma consolidated balance sheet has been prepared based on the balance sheet of each of Paramount and DIT as at September 30, 2000 and gives pro forma effect to the Agreement as if it had been completed as at September 30, 2000. As the shareholders of DIT obtained control of Paramount on completion of the Agreement, the Agreement has been accounted for in this pro forma consolidated balance sheet as a capital transaction by DIT, followed by a recapitalization. DIT's additional paid-in capital has been reduced by Paramount's deficiency in assets at September 30, 2000 (note 13). In addition, as Paramount's common shares have a par value of $0.001 per share, DIT's additional paid-in capital has also been reduced by the $7,500 par value of Paramount's previously issued share capital (note 13).

The accompanying notes are an integral part of the financial statements.

Note-13 Share Capital And Additional Paid-In Capital

<table>
<tr>	Number of shares	Share capital	Additional paid-in capital	Total share capital and additional paid-in capital
DIT balance, 9/30/00 prior To the Agreement with Paramount	4,300,000	$ 4,300	$ 174,800	$ 179,100
Paramount balance, 9/30/00 Prior to the Agreement with DIT	7,500,000	7,500	-	7,500

Reduction in additional paid-in capital to reflect the par value of Paramount's outstanding shares as a result of DIT's reverse takeover of Paramount (note 12)	-	-	(7,500)	(7,500)

Reduction in additional paid-in capital to reflect the the shareholders' deficiency of Paramount as a result of DIT's reverse takeover of Paramount (note 12)	-	-	(30,526)	(30,526)
	7,500,000	7,500	(38,026)	(30,526)

Shares of Paramount Proposed to be issued to Acquire shares of DIT (note 12)	4,300,000	4,300	174,801	179,101
Pro forma Paramount Balance, 9/30/2000	11,800,000	$11,800	136,775	$148,575

</table>

Note-14 Loss Per Share

The calculations of pro forma loss per share in the pro forma information for the period ended September 30, 2000 is based on the weighted average number of common shares of Paramount that would have been outstanding for the period from June 1, 2000 to September 30, 2000 had the Agreement described in note 12 occurred on June 1, 2000.

The accompanying notes are an integral part of the financial statements.

Independent Auditor's Report

on Supplementary Information

To the Board of Directors and Stockholders of

DIT Ventures, Inc.

Our report on our audit of the basic financial statements of DIT Ventures, Inc., a Nevada corporation, for 2000 the quarter ended 09/30/00 appears on page 1. That audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Supplementary Schedule- Operating Expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements, and, in our opinion, the information is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Edward C. Lee

Edward C. Lee, CPA

Certified Public Accountant

El Monte, California, U.S.A.

October 27, 2000

DIT VENTURES, INC.

Supplementary Schedule-Operating Expenses

September 30, 2000

<table>

<tr>
A. Marketing expenses
Printing	$669
Total marketing expenses	669

B. General & Administrative expenses
Bank Charge	210
Dues and subscriptions	383
Health and dental insurance	1,453
Liability insurance	850
Insurance-other	771
Legal & professional	7,044
Consulting fee	13,586
Licenses and fees	500
Office expense & supplies	2,983
Postage	372
Rent	11,259
Repairs and maintenance	190
Salaries and wages	16,823
Outside service	320
Alarm & security	175
Taxes-payroll	1,701
Telephone	1,704
Total general & administrative expenses	60,323

Total operation expenses	$ 60,992

</table>

See auditor's report on supplementary information.

Edward C. Lee, CPA

February 1, 2001

Mr. Kenneth Kang Yeh, CEO/President

DIT Ventures, Inc.

9420 Telstar Avenue, Suite 211

El Monte, CA 91731

Re: Filing of Form 10-SB

Dear Mr. Yeh:

We have audited the financial statements of DIT Ventures, Inc. (DITV) for the period June 1, 2000 (date of incorporation) through September 30, 2000. We hereby grant our consent for DITV to include our audit report (dated October 27, 2000) in DITV's filing of Form 10-SB.

Very truly yours,

Edward C. Lee, CPA

El Monte, California